CODE OF ETHICS

Howard Capital Management, Inc.

Introduction

This is the Code of Ethics (the "Code") of Howard Capital Management, Inc. (the "Company"). The Company's Policies on Insider Trading and Personal Securities Transactions are included in the Code.

Things You Need to Know to Use This Code

1. Terms in boldface have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms.
2. The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:
   - the Company expects that waivers will be granted only in rare instances, and
   - some provisions of the Code that are mandated by law cannot be waived.
3. For purposes of this Code, all shareholders or other beneficial owners of the Company are considered an Associated Person of the Company.
4. The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and each Associated Person must provide in writing their receipt, understanding, and acceptance of the changes.
5. If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess the answer.

General Principles

The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its employees to:

- use for their own benefit (or the benefit of anyone other than the client) information about the Company's trading or recommendations for client accounts; or
- take advantage of investment opportunities that would otherwise be available for the Company's clients.

Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its employees or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company expects all employees to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. Nevertheless, you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. **Your conduct can violate this Code even if no clients are harmed by your conduct.**

Definitions

These terms have special meanings in this Code of Ethics:

Supervised Person - This term includes directors, officers, and partners of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such 'outside individuals' will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

Access Person - All Access Persons are also Supervised Persons. An Access Person is (i) one who has access to nonpublic information regarding any client's purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic, (ii) each member of the Family/Household (as defined below) of such person that is directly employed by the Company, and (iii) each person to whom such person contributes support. All of the Company's directors, officers, and partners are presumed to be access persons.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as 'Associated Persons'.

Advisory Client - Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

Beneficial Ownership - means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Beneficial Ownership is a very broad concept.

Chief Compliance Officer - means John Marion, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by an executive officer of the Company, or alternate staff member, and shall be clearly denoted in the Company's compliance files.

Covered Securities - means anything that is considered a "security" under the Investment Company Act of 1940, except:

- Direct obligations of the U.S. Government.
- Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.
- Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds).
- This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:
- exchange traded funds;
- options on securities, on indexes and on currencies;
- investments in all kinds of limited partnerships;
- investments in foreign unit trusts and foreign mutual funds; and
- investments in private investment funds and hedge funds.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Members of your Family/Household include:

- Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).
- Your children under the age of 18.
- Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).
- Any of the people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law, including adoptive relationships.

Comment - There are several reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Company's trading or recommendations for client accounts, and they must not be allowed to benefit from that information.

Guidelines for Professional Standards

- All Associated Persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.
- All Associated Persons are required to report any violation of the Code, by any person, to the Chief Compliance Officer or other appropriate person of the Company immediately. Such reports will be held in confidence.
- Associated persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.
- All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.
- No Associated Person may serve on the board of directors of any publicly traded company without prior written permission by the Chief Compliance Officer, or other appropriate personnel.
- Associated persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.
- Personal transactions in securities by Associated Persons must be accomplished to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's independence or judgment.
- The Company has adopted Insider Trading Policies, which set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information.

- Associated persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer or other appropriate personnel.
- When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the Chief Compliance Officer for instruction regarding how to proceed.
- The recommendations and actions of the Company are confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.
- Gifts or other accommodation received by an employee on their own behalf or on behalf of the Company from any vendor, broker, securities sales representative, client, or prospective client (a "business contact"), **which has a value in excess of $100.00 must be immediately reported to the Chief Compliance Officer.**
- No employees may give on their own behalf or on behalf of the Company any gift or other accommodation to a business contact, which has a value in excess of $100.00, without prior written approval from the Chief Compliance Officer.

These policies on gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

<u>Personal Trading Policies</u>

General Information

The following policies and procedures apply to all accounts owned or controlled by an Associated Person, those accounts owned or controlled by members of the Associated Person's immediate family, including any relative by blood or marriage living in the same household, and any account in which the Associated Person has any beneficial interest, such as a trust account, certain investment pools in which you might participate, and certain accounts that others may be managing for the Associated Person. These accounts are collectively referred to as "covered accounts." Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is a covered account.

Reporting Requirements

All Access Persons must report the following information described below. If the Access Person does not have any holdings, transactions, or accounts to report, the Access Person must inform the Chief Compliance Officer of that fact in writing.

1. **Initial Holdings Reports**

   No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must report his or her holdings in all Covered Accounts to the Chief Compliance Officer as of the date the Associated Person became an Access Person.

   Each Access Person is required to report all brokers, dealers, and banks holding any accounts, in which the Access Person had direct or indirect Beneficial Ownership, on the date the Associated Person became an Access Person (or on the date this Code was adopted, if the Associated Person was already an Access Person on such date).

   In lieu of filing a report, the Company requires that all Associated Persons provide the Chief Compliance Officer with a copy of their brokerage statements for each Covered Account. The

brokerage statements must also reflect all of the Associated Person's account holdings. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report.

All information contained in the brokerage statement must be current as of the date no more than 45 days prior to the date the report is submitted.

2. Quarterly Transaction Reports

All Associated Persons must provide the Chief Compliance Officer with a copy of their quarterly brokerage statements for each Covered Account no later than 30 calendar days after the end of March, June, September, and December each year. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer.

3. Annual Holdings Reports

By January 31 of each year, each Access Person must report holdings in all of his or her Covered Accounts in which the Access Person had Beneficial Ownership as of December 31 of the previous year. Access Persons are also required to report all brokers, dealers, and banks holding any accounts in which such person had direct or indirect Beneficial Ownership on December 31 of the previous year.

In lieu of filing a report, the Company requires that all Associated Persons provide the Chief Compliance Officer with a copy of their brokerage statements for each Covered Account. The brokerage statements must also reflect all of the Associated Person's account holdings. This requirement may also be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report.

All information contained in the brokerage statement must be current as of the date no more than 45 days prior to the date the statement is submitted.

Review and Recordkeeping

The CCO shall periodically, but no less than quarterly, review employees' brokerage statements and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. Another qualified person will review the CCO's statements. Evidence of the reviews shall be maintained in the Company's files, which will include the date the review took place and the initials of the person conducting the review.

Personal securities transactions should be reviewed for the following activities, to the extent applicable:

- Whether the access person followed any required internal procedures, such as pre-clearance requirements;
- Whether the access person engaged in any prohibited or restricted transaction;
- Whether the access person received more favorable terms than clients received for transactions in which the access person traded for his own account the same securities he traded for clients;
- Whether there are any trading patterns that may indicate abuse, including market timing;
- Whether there are substantial disparities between the quality of performance the access person achieves for his own account compared to the performance he achieves for clients' accounts; and
- Whether there are substantial disparities between the percentage of trades that are profitable when the access person trades for his own account and the percentage that are profitable when he places trades for clients' accounts.

The Company reserves the right to require the employee to reverse, cancel or freeze, at the employee's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any employee trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the employee for the purposes of reviewing the findings, and discussing additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

- Written warning that will be made a permanent part of the employees' record.
- Disgorgement of profits.
- Monetary fine.
- Termination of employment.

Brokerage statements, written confirmations of no personal securities transaction activity, documentation of reviews, and all other records relating to the implementation and enforcement of the Company's Code of Ethics will be maintained in the Company's files for at least five years.

Exemptions from Reporting

1. Non-reportable securities
   - Rule 204A-1 specifically excludes the following from the definition of Covered Securities:
   - Direct obligations of the US Treasury
   - Bankers' acceptance, certificates of deposit, commercial paper, and the like
   - Money market fund shares
   - Shares of open end mutual funds other than reportable funds (any fund for which the Company serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with, the Company)
   - Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are advised or sub-advised by the Company.

2. Prohibited and Restricted Transactions
   - Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering without first seeking written approval from the Chief Compliance Officer.
   - Associated persons wishing to use short sales or margin transactions as an investment strategy must first seek approval by the Chief Compliance Officer.
   - Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.
   - Any Associated Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the Chief Compliance Officer. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the Chief Compliance Officer.
   - Participation in Investment Clubs must be approved in writing by the Chief Compliance Officer in advance of any such participation.

Case-by-Case Exemptions:

Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the Chief Compliance Officer. Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-Clearance:

As noted above, you and members of your Family/Household are prohibited from participating in private placements, unless you obtain, in advance of the transaction, pre-clearance for that transaction. Pre-clearance is obtained by first completing and signing the Personal Trade Request Form. (A copy of the Personal Trade Request Form is included in this Code, or you can obtain a copy from the Chief Compliance Officer.) The Personal Trade Request Form is then submitted to the Chief Compliance Officer for pre-clearance.

The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before you execute the transaction.

The Company does not require pre-clearance of all Associated Persons' personal securities transactions. If, however, the Chief Compliance Officer, or designee, determines an exception/red flag based on regular reviews of an Associated Person's personal securities transactions, the Chief Compliance Officer may require a specific Associated Person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the Chief Compliance Officer shall determine beginning and ending dates for the pre-clearance requirement. The Chief Compliance Officer will explain to the Associated Person why pre-clearance is required and have the Associated Person sign an acknowledgement of understanding and acceptance. Records of the noted exceptions/red flags, remedial actions, and all related securities transactions will be maintained in the Company's files.

Services for Government Entities

The Company shall not provide investment advisory services for compensation within two years after the Company or any Covered Associate make a contribution to an elected official of a government entity (incumbent, candidate or successful candidate) who is in a position, directly or indirectly, to influence the selection of the Company. (This prohibition shall not apply to contributions by a Covered Associate who is a natural person if and to: (1) Officials who the Covered Associate was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time of the contribution and which in the aggregate do not exceed $150 to any one official, per election; (2) The contribution was made more than six months prior to becoming a Covered Associate of the Company unless such person, after becoming a Covered Associate, solicits clients on behalf of the Company; or (3) The Company returns any contribution (which cannot exceed $350) within four months of the date of the contribution and within 60 days of the date of discovery of the contribution. (Limited to one instance by the same Covered Associate, two instances for advisers with 50 or fewer employers or two instances for advisers with more than 50 employees.)

The Company and its Covered Associates shall not coordinate or solicit any person to make any contributions to an elected official (incumbent, candidate or successful candidate) of a government entity to which the Company is providing or seeking to provide investment advisory services and shall not coordinate or solicit payment to political parties of a state or locality where the Company is providing or seeking to provide investment advisory services to a government entity.

The Company shall not agree to pay or pay a third party, such as a solicitor or placement agent, to solicit government entity clients on behalf of the Company, unless that third party is an executive officer, general partner, managing member (or similar status) or employee of the Company, an SEC-registered investment adviser in compliance with Rule 206(4)-5 or broker-dealer subject to similar restrictions imposed by FINRA.

"Covered Associate" shall mean: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the Company and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the Company or by any of the aforementioned persons.

The Company shall maintain documentation related to such contributions and payments.

Insider Trading

The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

Prohibited Activities

All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

- trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or
- communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information

Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Definitions

Material Information. "Material information" generally includes:

1. any information that a reasonable investor would likely consider important in making his or her investment decision; or
2. any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of "insider" is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

1. civil injunctions
2. jail sentences
3. revocation of applicable securities-related registrations and licenses
4. fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
5. fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
6. In addition, the Company's management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

Political Contributions (Rule 206(4)-5)

Rule 206(4)-5 under the Advisers Act, commonly referred to as the "ban on pay to play provisions", generally requires every SEC registered investment adviser that provides advisory services for compensation to a government client to adopt policies and implement procedures to monitor political contributions in excess of a *de minimis* amount made by Access Persons of the Company, and Solicitors/Consultants retained by the Company, to candidates or officials of government who are in a position to influence the hiring of an adviser by the state/local government client. The Rule is not applicable to political contributions made in Federal elections. The Company, through its Chief Compliance Officer, maintains records of compliance with the Rule that are subject to SEC examination.

The Rule is not a ban on political contributions made by Access Persons and/or Solicitors/Consultants of an adviser. It is a ban on the adviser's ability to receive compensation (fees) from a government client who selected the adviser because of direct or indirect payments to an official or other individual or entity that can influence the selection of advisers. The Rule covers individual contributions and also prohibits a practice known as "bundling", which is the coordination of contributions or solicitations to officials/candidates who can exert influence over the adviser selection process.

It is the policy of the Company to avoid conflicts of interest or appearances of impropriety in connection with the provision of advisory services for compensation to any government client and to identify risk exposures for the Company and its clients.

SEC Rule 206(4)-5 became effective March 14, 2011. The objective of the Rule is to eliminate the practice known as "pay to play" in the selection of advisers which undermines investor compliance in the markets.

In general, the Rule prohibits the Company from receiving compensation for advisory services provided to a state or local government client for a period of two years after any Access Persons of the Company makes a political contribution to candidates or officials in a position to influence the hiring of the Company as an adviser by the

state or local government client. The Rule also prohibits any Access Persons of the Company from "bundling" (soliciting or coordinating) contributions to elected officials, candidates, political parties of state/locality having the ability to exert influence over the selection of investment advisers. There is a "*de minimis*" exception which allows Access Persons to make political contributions, in the aggregate, that do not exceed $350.00 to any one official, per election, where such individual is entitled to vote, and contributions that do not exceed $150.00 to any one official, per election, where such individual is not entitled to vote.

The Rule requires the Company to: (1) adopt written policies to assure compliance by Company employees and allow the Company to be engaged in advisory business by a government client, and (2) implement procedures to track political contributions made by Company employees or third parties (i.e., solicitors or consultant) who solicit business for the Company by the Chief Compliance Officer.

The Company's policy requires that Access Persons and Solicitors/Consultants hired by the Company, must obtain prior approval before making any political contributions which exceed $150.00 on either the Access Persons Political Contributions Disclosure Form or the Solicitor/Consultant Political Contributions Disclosure Form. The Chief Compliance Officer will determine whether such political contribution can be made or not. The Company's policy prohibits Access Persons or Solicitors/Consultants from making any political contribution in excess of the "*de minimis*" amount without the approval of the Chief Compliance Officer.

The Chief Compliance Officer will also monitor the hiring and termination of Access Persons and Solicitors/Consultants, since under the Rule, a new Access Person's political contributions at a previous firm, or a terminated Access Person's political contributions occurring prior to termination, may result in the Company being "banned" for two years from receiving advisory compensation. The Company's fiduciary duties to the government client may require the Company to continue providing advisory services without receiving compensation.

Copies of the required Company Political Contribution Disclosure Forms are enclosed at Appendix E. All questions regarding political contributions should be addressed with the Company's Chief Compliance Officer.

Any questions pertaining to the Company's Rule 206(4)-5 compliance initiatives should be addressed to the Chief Compliance Officer.

Approval of Outside Employment/Activities

Any employment or other outside activity by a Company employee or investment adviser representative may result in possible conflicts of interests for the individual and/or for the Company and should be reviewed and approved by the Chief Compliance Officer. Outside activities which must be reviewed and approved include such activities as the following:

- being employed or compensated by any other entity;
- active in any other business including part-time, evening or weekend employment;
- serving as an officer, director, partner, etc., in any other entity, including publicly traded companies;
- ownership interest in any non-publicly traded company or other private investments;
- any public speaking or writing activities; or
- engaging or participating in any investment or business transaction or venture with a Company client; or
- serve as a Trustee or executor for a Company client

Approval for any of the above activities is to be obtained by the individual from the Chief Compliance Officer before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the individual's responsibilities at the Company and any conflicts of interests relative to such activities may be addressed. (Certain Form ADV disclosures and amendments may also be required).

Securities/Insurance Brokerage. To the extent that any Company representative maintains an affiliation as a registered representative of a FINRA member broker-dealer and/or as a licensed insurance agent, and has received the Company's permission to maintain such licenses and affiliations, the representative shall conduct all such activities in accordance with the applicable rules and regulations promulgated by the SEC, FINRA and/or the applicable state regulatory authority(ies), and in accordance with the policies and procedures implemented by the broker-dealer and/or insurance agency.

Reporting Possible Violations of the Company's Policies and Procedures or Securities Laws

The Company maintains policies and procedures to help prevent violations of federal and/or state securities laws by its employees. The Company's Chief Compliance Officer is in-charge of monitoring and investigating its employees for potential violations of securities laws. If you are aware of a possible violation of the Company's policies and procedures or securities laws, you must immediately report it to the Chief Compliance Officer. If you wish to remain anonymous, you may report the possible violation to the Chief Compliance Officer via U.S. Mail. All matters reported to the Chief Compliance Officer will be investigated immediately and, if necessary, appropriate steps will be taken to address any potential violations. All reporting of possible violations and subsequent action taken will be documented in the Company's compliance files. The Company will not tolerate any adverse action taken against an employee specifically for reporting a possible violation.

Any questions pertaining to the above should be addressed with the Chief Compliance Officer.

Sanctions

All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Certification

Upon the Company's adoption of this Code and annually thereafter, all Associated Persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding, and acceptance of the change(s).